FNCB DECLARES CASH/STOCK DIVIDEND

The Board of Directors of First National Community Bancorp, Inc. (“FNCB”) declared a regular fourth quarter cash dividend of $.13 cents per share and a special year-end cash dividend of $.03 per share, payable December 14, 2007 to shareholders of record on November 30, 2007. The payment represents a 14% increase over the cash dividend paid in the fourth quarter of last year. The increase was made possible by the continued growth of the company and the improved earnings recorded over the past twelve months.

The Board of Directors has also approved the declaration of a 5-for-4 stock split effected in the form of a 25% stock dividend. The stock dividend is payable December 27, 2007 to shareholders of record as of the close of business on December 17, 2007. It is anticipated that the stock dividend will enhance the market value of the company’s common stock through increased marketability and will afford FNCB more financial flexibility to meet ongoing challenges and opportunities. As a result of the dividend, all shareholders of record on December 17, 2007 will receive one additional share of stock for every 4 shares owned on that date.

The company’s subsidiary, First National Community Bank, conducts business from nineteen offices located throughout Lackawanna, Luzerne, Wayne, and Monroe counties.

In addition to historical information, this press release may contain forward-looking statements. Examples of forward-looking statements include, but are not limited to, (a) projections or statements regarding future earnings, expenses, net interest income, other income, earnings or loss per share, asset mix and quality, growth prospects, capital structure, and other financial terms, (b) statements of plans and objectives of management or the board of directors, and (c) statements of assumptions, such as economic conditions in the Corporation’s market areas. Such forward-looking statements can be identified by the use of forward-looking terminology such as “believes”, “expects”, “may”, “intends”, “will”, “should”, “anticipates”, or the negative of any of the foregoing or other variations thereon or comparable terminology, or by discussion of strategy. Forward-looking statements are subject to certain risks and uncertainties such as local economic conditions, competitive factors, and regulatory limitations. Actual results may differ materially from those projected in the forward-looking statements. We caution readers not to place undue reliance on these forward-looking statements. They only reflect management’s analysis, as of this date. The Corporation does not revise or update these forward-looking statements to reflect events or changed circumstances. Please carefully review the risk factors described in other documents the Corporation files from time-to-time with the Securities and Exchange Commission, including the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed by the Corporation. Please also carefully review any Current Reports on Form 8-K filed by the Corporation with the Securities and Exchange Commission.